UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2012 (November 27, 2012)

BioDelivery Sciences International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31361	35-2089858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 Corporate Center Drive, Suite #210 Raleigh, NC		27607
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 919-582-9050

            Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 27, 2012, BioDelivery Sciences International, Inc. (the “Company”) entered into a placement agency agreement (the “Placement Agency Agreement”) with William Blair & Company, L.L.C., as sole lead placement agent (“Blair”), and JMP Securities LLC and Roth Capital Partners, LLC, as co-placement agents (collectively with Blair, the “Placement Agents”) relating to the Company’s registered direct offering, issuance and sale (the “Offering”) of an aggregate of (i) 6,791,887 shares (the “Common Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), and (ii) 2,709,300 shares (the “Preferred Shares” and, together with the Common Shares, the “Shares”) of preferred stock that the Company has designated as Series A Non-Voting Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”). All of the Common Shares and Preferred Shares are being sold by the Company. The Placement Agency Agreement contains customary representations, warranties and covenants of the Company and the Placement Agents. Brinson Patrick Securities Corporation and Ladenburg Thalmann & Co. Inc. acted as financial advisors to the Company in connection with the Offering.

In connection with the Offering, on November 27, 2012, the Company also entered into definitive subscription agreements with certain institutional investors, including existing stockholders of the Company (the “Investors”) relating to the Offering. The Investors have agreed to purchase the Common Shares and Preferred Shares for a negotiated price of $4.21 per share.

The Series A Preferred is being used in the Offering as an accommodation to those Investors who desire to not own in excess of 9.98% of BDSI’s outstanding voting securities following the Offering. The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series A Preferred Stock are set forth in the Certificate of Designation of the Series A Preferred Stock (the “Certificate of Designation”), to be filed with the Secretary of State of the State of Delaware prior to the closing of the Offering. Each share of Series A Preferred Stock is convertible into one share of Common Stock at any time at the option of the holder, provided that the holder will be prohibited from converting Series A Preferred Stock into shares of Common Stock if, as a result of such conversion, the holder, together with its affiliates, would beneficially own more than 9.98% of the total number of shares of Common Stock then issued and outstanding. In the event of the Company’s liquidation, dissolution or winding up, holders of the Series A Preferred Stock will receive a payment equal to $0.001 per share of Series A Preferred Stock before any proceeds are distributed to the holders of Common Stock. After the payment of this preferential amount, and subject to the rights of holders of any class or series of capital stock hereafter created specifically ranking by its terms senior to the Series A Preferred Stock, holders of Series A Preferred Stock will participate ratably in the distribution of any remaining assets with the Common Stock and any other class or series of our capital stock hereafter created that participates with the common stock in such distributions. Shares of Series A Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series A Preferred Stock will be required to amend the terms of the Series A Preferred Stock. The Series A Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by the Company’s board of directors.

The securities being sold in the Offering will be issued pursuant to a shelf registration statement, as amended, that the Company filed with the Securities and Exchange Commission, which became effective on February 24, 2012 (File No. 333-179257). A preliminary and final prospectus supplement relating to the Offering will be filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended. The closing of the Offering is expected to take place on December 3, 2012, subject to the satisfaction of customary closing conditions.

Copies of each of the Placement Agency Agreement, the form of Certificate of Designation and the form of subscription agreement with Investors are attached as Exhibit 1.1, Exhibit 4.1 and Exhibit 10.1 hereto, respectively, and are incorporated herein by reference. The foregoing description of the material terms of the Placement Agency Agreement, Certificate of Designation and subscription agreements does not purport to be complete and is qualified in its entirety by reference to such exhibits.

The Company issued a press release on November 28, 2012 announcing the pricing of the Offering. This press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

1.1	Placement Agency Agreement, dated November 27, 2012, among BioDelivery Sciences International, Inc. and William Blair & Company, L.L.C, as sole lead placement agent, and JMP Securities LLC and Roth Capital Partners, LLC, as co-placement agents

4.1	Form of Certificate of Designation of Series A Convertible Preferred Stock

5.1	Legal Opinion of Ellenoff Grossman & Schole LLP

10.1	Form of Subscription Agreement

99.1	Press Release, dated November 28, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 28, 2012	BIODELIVERY SCIENCES INTERNATIONAL, INC.

	By:	/s/ James A. McNulty
		Name:	James A. McNulty
		Title:	Secretary, Treasurer and Chief Financial Officer

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